Exhibit 99.2

           Worthington to Form Mexican Steel Processing Joint Venture

                        Company Partners with Serviacero

     COLUMBUS, Ohio--(BUSINESS WIRE)--Aug. 20, 2007--Worthington Industries (NYSE:WOR) announced today that its Worthington Steel Company has signed an agreement to acquire a 50% interest in privately held Serviacero Planos. The joint venture, to be known as Serviacero Worthington, will own and operate two existing Serviacero Planos steel service centers in Leon and Queretaro in central Mexico. These facilities offer steel processing services such as slitting, multi-blanking and cutting-to-length to automotive, appliance and electronics related customers. Annual sales for the joint venture are expected to be approximately $125 million initially.

     "This joint venture aligns with our stated goal of expanding our steel processing business beyond its current geographic boundaries into higher growth markets," said Mark Russell, Worthington Steel President. "By joining with Serviacero, we will be able to immediately offer steel processing services to an increasing number of customers with current and expanding operations in Mexico. Worthington has a long history of successful joint ventures and we welcome the addition of Serviacero to this group."

     Worthington Steel, a Worthington Industries company, is one of America's largest independent steel processors of flat-rolled steel. Operating 12 facilities across the United States, the company offers the widest range of services in the industry, including acrylic coating, cleaning, cold-rolling, configured blanking, cutting-to-length, dry lubricating, edging, galvannealing, hot-dipped galvanizing, hydrogen annealing, pickling, slitting, stainless steel, temper rolling and tension leveling.

     Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stamping and laser welded blanks. Worthington Industries and its subsidiaries employ more than 8,000 people and operate 64 facilities in 10 countries.

     Safe Harbor Statement

     The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


     CONTACT: Worthington Industries, Inc.
              Media:
              Cathy M. Lyttle, 614-438-3077
              VP, Corporate Communications
              E-mail: cmlyttle@WorthingtonIndustries.com
              or
              Investor:
              Allison M. Sanders, 614-840-3133
              Director, Investor Relations
              E-mail: asanders@WorthingtonIndustries.com
              or
              www.WorthingtonIndustries.com